Exhibit 99.1

                  American Technical Ceramics Corp.
              Announces Third Quarter Financial Results


    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--May 5, 2005--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol:AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the third fiscal quarter and the nine months ended March 31, 2005.
    Net sales for the quarter ended March 31, 2005, increased 18% to $18,991,000 from $16,109,000 in the comparable quarter in fiscal year 2004. Net income amounted to $1,380,000, or approximately $0.16 per common share and common share assuming dilution, for the quarter ended March 31, 2005, compared with net income of $315,000 or approximately $0.04 per common share and common share assuming dilution, for the comparable quarter ended March 31, 2004.
    Net sales for the nine months ended March 31, 2005, increased 24% to $52,148,000 from $42,174,000 in the comparable period in fiscal year 2004. Net income amounted to $2,746,000 for the nine months ended March 31, 2005, or approximately $0.33 per common share ($0.32 per common share assuming dilution), compared with a net loss of $914,000, or approximately ($0.11) per common share and common share assuming dilution, for the comparable period ended March 31, 2004.
    Management stated that the increases in sales for the three and nine month periods as compared to the comparable periods of the prior fiscal year were a result of higher sales volumes in most of the Company's product lines primarily due to strong shipments to customers in the wireless infrastructure and military markets.
    Net income increased for the three and nine months ended March 31, 2005 compared to the comparable period of the prior fiscal year primarily due to the increased revenues and increased precious metal recovery. These increases were partially offset by increased expenses associated with the growth in sales and the rise in profitability, such as commissions and bonus.
    Bookings for the three months ended March 31, 2005 were approximately $19.3 million, an increase over the levels achieved in both the comparable period in the prior fiscal year and the sequential quarter of the current fiscal year. These increases are primarily due to strong demand from customers in the wireless infrastructure and medical markets.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "Bookings, net sales and net profit have increased each quarter of the current fiscal year compared to the comparable quarter in the prior fiscal year. This improvement has come mostly from market share gains and expanding sales of our newer products. We continue to grow our business through the introduction of new products and by lowering the cost of manufacturing existing products, making us even more competitive. We are very proud of our success and of the recognition we have received recently in several industry publications."
    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:

                          Friday, May 6, 2005
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
             800-299-6183 and 617-801-9713 (International)
                           Passcode 40268054


    A replay of the call will be available for approximately one week beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 40168523.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, May 6, 2005. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.


          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
              -----------------------------------------

                                        March 31, 2005  June 30, 2004
                                         (unaudited)
                                        --------------  -------------
Cash and Investments                      $     8,025   $       7,042
Accounts Receivable                            10,238          10,563
Inventories                                    26,257          22,268
Current Assets                                 48,424          43,515
Total Assets                                   77,790          69,853
Current Liabilities                            11,461           8,615
Total Liabilities                              19,114          15,026
Total Stockholders' Equity                     58,676          54,827


         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------

                                              Three Months Ended
                                                 (unaudited)
                                        ------------------------------
                                        March 31, 2005 March 31, 2004
                                        -------------- ---------------
Net Sales                                 $    18,991   $      16,109
Gross Profit                                    6,667           5,313
Operating Income                                2,083             493
Net Income                                      1,380             315
Earnings Per Share:
    Basic                                 $      0.16   $        0.04
    Diluted                               $      0.16   $        0.04
Weighted Average Common Shares
 Outstanding:
    Basic                                       8,470           8,136
    Diluted                                     8,775           8,670


         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------

                                              Nine Months Ended
                                                 (unaudited)
                                        ------------------------------
                                        March 31, 2005 March 31, 2004
                                        -------------- ---------------
Net Sales                                 $    52,148   $      42,174
Gross Profit                                   17,629          11,832
Operating Income/(Loss)                         4,189          (1,027)
Net Income/(Loss)                               2,746            (914)
Earnings/(Loss) Per Share:
    Basic                                 $      0.33   $       (0.11)
    Diluted                               $      0.32   $       (0.11)
Weighted Average Common Shares
 Outstanding:
    Basic                                       8,374           8,116
    Diluted                                     8,717           8,116


    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com